DUCKWALL-ALCO STORES, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

THIS AGREEMENT, made and entered into this 1st day of July, 2008 (the “Grant Date”), by and between DUCKWALL-ALCO STORES, INC., a Kansas corporation (the “Company”), and Lawrence J. Zigerelli (the “Optionee”).

WHEREAS, the Compensation Committee has determined that the Optionee shall be granted an option to purchase shares of common stock of the Company (the “Common Stock”) on the terms and conditions herein set forth as a material inducement to the Optionee to join the Company as its President and Chief Executive Officer.

NOW, THEREFORE, in consideration of mutual promises and covenants contained herein and other good and valuable consideration paid by the Optionee to the Company, the parties hereto do hereby agree as follows:

1. Nature of the Option.  This Option is not intended to be an “Incentive Stock Option” as defined in and subject to the limitations of Section 422A of the Internal Revenue Code of 1986 and it will not be treated as an Incentive Stock Option, whether or not, by its terms, it meets the requirements of Section 422A.

2. Grant of Option.  Pursuant to the authorization of the Compensation Committee, and subject to the terms, conditions and provisions contained in this Agreement, the Company hereby grants to the Optionee the right and option (the “Option”) to purchase from the Company, at the times and on the terms and conditions hereinafter set forth, all or part of an aggregate of 10,000 shares of Common Stock at the purchase price of $9.05 per share, which is equal to the closing sale price of the Common Stock on the NASDAQ Global Market on the Grant Date.  Exercises of this Option may be honored by issuing authorized and unissued shares of Common Stock or, at the election of the Company, by transferring shares of Common Stock which may at the time be held by the Company as treasury shares.

3. Exercise of Option.  Optionee may exercise this Option by delivery of written notice to the Company in the form attached as Exhibit A, stating the number of shares of Common Stock with respect to which the Option is being exercised, making such representations, warranties and agreements with respect to such shares of Common Stock as may be required by the Company, and accompanied by full payment of the purchase price for the Common Stock so purchased.  Payment may be made in cash, by check, by delivery of shares of Common Stock or in such other form or combination of forms as will be acceptable to the Company.  No certificate for fractional shares of stock shall be issued by the Company.

4. Vesting.

4.1. Subject to Section 5 herein, this Option will vest (each date, a “Vesting Date”) as follows:

(a) 25% of the Option will vest on the first anniversary of the Grant Date,

(b) 50% of the Option will vest on the second anniversary of the Grant Date,

(c) 75% of the Option will vest on the third anniversary of the Grant Date, and

(d) 100% of the Option will vest on the fourth anniversary of the Grant Date.

4.2. Subject to Section 5 herein, to the extent not earlier vested under Section 4.1,

(a) in the event the Company shall not be the surviving corporation in any merger, consolidation, or reorganization, or in the event of the acquisition by another corporation of all or substantially all of the assets of the Company and if such surviving, continuing, successor or purchasing corporation does not agree to assume or replace the Option granted hereunder in accordance with paragraph 9 of this Agreement, or in the event of the liquidation or dissolution of the Company, the Option granted hereunder shall become immediately exercisable to the extent of all of the aggregate number of shares subject to this Option for a period commencing 30 days immediately prior to and ending on the day immediately prior to such merger, consolidation, reorganization or acquisition of all or substantially all of the assets of the Company, or the liquidation or dissolution of the Company.

(b) Notwithstanding the provisions of paragraph 4.1 of this Agreement, in the event of a Change of Control of the Company, the Option granted hereunder shall become immediately exercisable to the extent of all of the aggregate number of shares subject to this Option.  In the event of a Change of Control, the Company shall notify the Optionee as soon as practicable of the Optionee’s rights hereunder.  For purposes of this subparagraph (b), a “Change of Control” means a change in control of the Company of a nature that would be required to be reported in response to item 6(e) of Schedule 14A of Regulation 14A (in effect on the date hereof) promulgated under the Securities Exchange Act of 1934, as in effect on the date hereof (the “Exchange Act”); provided, however, that, without limitation, such a change in control shall be deemed to have occurred upon the occurrence of any of the following events:

(i) any person (as such term is used in Section 13(d) and 14(d) of the Exchange Act), other than the Company, becomes, after the date hereof, the beneficial owner, directly or indirectly, of securities of the Company representing 40 percent or more of the total voting power of the Company’s then outstanding securities (“Interested Shareholder”);

(ii) less than a majority of the members of the Board of Directors of the Company are persons who were either nominated for election or selected by (A) members of the Board of Directors of the Company who were in office prior to the time any person became an Interested Shareholder (the “Continuing Directors”), or (B) any successor to a Continuing Director;

(iii) the merger or consolidation of the Company with any other entity, other than a merger or consolidation which would result in the voting securities (which term means any securities which vote generally in the election of directors) of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 80 percent of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

(iv) the sale or disposition by the Company of all or substantially all of the Company’s assets.

(c) The Option shall be exercisable in the manner set forth above, during the lifetime of the Optionee only by him and may not be exercisable by him unless at the time of exercise he is a full-time employee of the Company or of one of its subsidiary corporations and shall have been continuously so employed since the Grant Date, or, if the Optionee’s employment with the Company or any of its subsidiary corporations shall have terminated the Option shall be exercisable only if exercised prior to the expiration of thirty (30) days after the date of such termination or prior to five (5) years after the Grant Date, whichever shall first occur, and (except as otherwise provided by subparagraph (a) and subparagraph (b) of this paragraph 4.2) only to the extent that the Optionee was entitled to exercise the Option prior to the date of such termination.

(d) The Option shall be exercisable after the death of the Optionee only if the Optionee shall at the time of his death have been an employee of the Company and shall have been continuously employed since the Grant Date, and then (i) only by or on behalf of such person or persons to whom the Optionee’s rights under the Option shall have been passed by the Optionee’s will or by the laws of descent and distribution, (ii) (except as otherwise provided by subparagraph (a) and subparagraph (b) of this paragraph 4.2) only to the extent that the Optionee was entitled to exercise said Option prior to the date of his death, and (iii) only if said Option is exercised prior to the expiration of twelve (12) months after the date of the Optionee’s death or prior to five (5) years after the Grant Date, whichever shall first occur.

5. Termination.  This Option will expire five years from the Grant Date above, (the “Expiration Date”) unless earlier terminated in accordance with this Agreement. To the extent that the Optionee does not purchase part or all of the shares of Common Stock to which he is entitled prior to the Expiration Date, this Option shall expire as to such unpurchased shares.

6. Nonassignability. Except as otherwise herein provided, the Option herein granted and the rights and privileges conferred hereby shall not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and shall not be subject to execution, attachment, or similar process.  Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of the Option herein granted, or of any right or privilege conferred hereby, or upon the levy of any attachment or similar process upon the rights and privileges conferred hereby, contrary to the provisions hereof, this Option and the rights and privileges conferred hereby shall immediately become null and void.

7. Governing Law. This Agreement will be governed and construed in accordance with the laws of the State of Kansas without giving effect to the principles of conflicts of laws.

8. Amendment and Administration.  The Company has the authority to adopt, amend, and rescind rules and regulations for the administration of this Agreement; provided however, that no such actions by the Company may adversely affect the rights of the Optionee under this Agreement without the consent of the Optionee.  All such actions of the Company will be final and conclusive for all purposes and will be binding upon Optionee.

9. Adjustments for Mergers, Reorganizations, etc.  Subject to paragraph 4.2(a) of this Agreement, if the Company shall become a party to any corporate merger, consolidation, major acquisition of property for stock, separation, reorganization or liquidation, the Company shall have power to make arrangements which shall be binding upon the Optionee for the substitution of a new Option for this Option, or for the assumption of this Option, provided that such arrangements shall meet the requirements of Section 424(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or such similar provisions of the Code as may then be in effect.

10. Withholding of Tax.  If the exercise of the Option results in compensation income to the Optionee for federal or state income tax purposes, Optionee must deliver to the Company at the time of exercise the amount of money or shares of Common Stock as the Company may require to meet its obligations under applicable tax laws or regulation, and, if Optionee fails to do so, the Company is authorized to withhold from any cash or stock remuneration then or thereafter payable to Optionee any tax required to be withheld as a result of such compensation income.  The Company is further authorized in its discretion to satisfy such withholding requirement out of any cash or Common Stock distributable to Optionee upon such exercise.

11. No Special Employment Rights.  Nothing contained in this Agreement shall confer upon any option holder any right with respect to the continuation of his or her employment by the Company (or any subsidiary) or interfere in any way with the right of the Company (or any subsidiary), subject to the terms of any separate employment agreement to the contrary, at any time to terminate such employment or to increase or decrease the compensation of the option holder from the rate in existence at the time of the grant of an option.  Whether an authorized leave of absence, or absence in military or government service, shall constitute termination of employment shall be determined by the Board of Directors at the time.

12. Adjustments for Stock Dividends, Splits, etc.

In the event that, prior to the delivery to the Optionee by the Company of all the shares of the Common Stock in respect of which this Option is hereby granted, the Company shall have effected any stock dividend, stock split, recapitalization, combination or reclassification of shares or other similar transaction, then to the extent necessary to prevent dilution or enlargement of the Optionee’s rights hereunder:

(a)           in the event that a new increase shall have been effected in the number of outstanding shares of Common Stock, the number of shares remaining subject to this Option shall be proportionately increased, and the cash consideration payable per share shall be proportionately reduced, and

(b)           in the event that a new reduction shall have been effected in the number of outstanding shares of Common Stock, the number of shares remaining subject to this Option shall be proportionately reduced, and the cash consideration payable per share shall be proportionately increased.

13. Rights of Optionee. The Optionee shall not be, nor shall he have any of the rights or privileges of, a stockholder of the Company in respect of any of the shares issuable upon the exercise of this Option unless and until certificates representing such shares shall have been issued and delivered; except that the Company shall supply the Optionee with all financial information and other reports which the Company furnished its stockholders during the Option period.

14. Notice.  Any notice required to be given under the terms of this Agreement shall be addressed to the Company in care of its secretary at its offices at 401 Cottage Street, Abilene, Kansas 67410-0129, and any notice to be given to the Optionee shall be addressed to him at the address given beneath his signature hereto.  Either party hereto may from time to time change the address to which notices are to be sent to such party by giving written notice of such change to the other party.  Any notice hereunder shall be deemed to have been duly given if and when addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office regularly maintained by the United States Government.

15. Binding Effect.  This Agreement shall bind, and, except as specifically provided herein, shall inure to the benefit of the respective heirs, legal representatives, successors and assigns of the parties hereto.

16. Miscellaneous.  The Option will inure to the benefit of and be binding upon each successor of the Company.  All obligations imposed upon Optionee, all rights granted to the Optionee, and all rights reserved by the Company under this Agreement are binding upon and will inure to the benefit of Optionee, Optionee’s heirs, personal representatives, and successors.

IN WITNESS WHEREOF, the Company and the Optionee have executed this Non-Qualified Stock Option Agreement effective on the first date mentioned above.

Duckwall-ALCO Stores, Inc. By:/s/ Royce Winsten Name: Royce Winsten Chairman of the Board
/s/ Lawrence J. Zigerelli Address: Duckwall-Alco Stores, Inc. 401 Cottage Abilene, KS 67410 SS NO.:

EXHIBIT A

Form of Notice

DUCKWALL ALCO STORES, INC.

NOTIFICATION OF STOCK OPTION EXERCISE

I, Lawrence J. Zigerelli, hereby notify the [officer] of Duckwall ALCO Stores, Inc. (the “Company”) of my request to exercise  (quantity) options granted on July 1, 2008 at the Option price of $9.05 per share under the terms and conditions of the Nonqualified Stock Option Agreement, dated July 1, 2008, by and between the Company, and Lawrence J. Zigerelli.

A check in the amount of $__________ and/or delivery of _________ shares of Common Stock at $_____ per share, payable to Duckwall ALCO Stores, Inc., is attached.

Please register these shares as follows and mail the certificate to the address below:

Name: _____________________________________
Address: ___________________________________
City/State/Zip:_______________________________

I understand that the Company may be entitled to a tax deduction in certain circumstances if I decide to sell the underlying shares.  I agree to provide the Company with information regarding the sale of these shares, including date of sale, sales price per share, the number of shares sold and such other information that they may reasonably require, or do hereby authorize my broker to provide such information directly to the Company.

_________________________
Lawrence J. Zigerelli

_________________________
Social Security Number

_________________________
Date

Stock Option exercise request received and accepted on behalf of Duckwall ALCO Stores, Inc.:

____________________________________
By: _________________________________ Date:________________________________